Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

FOR IMMEDIATE RELEASE

William S. Rymer to Succeed James C. Cook as CFO

of Constar International Inc.

Philadelphia, PA – August 9, 2004 — Constar International Inc. (NASDAQ: CNST) announced today that James C. Cook, Executive Vice President, Chief Financial Officer and Director, is leaving the Company effective August 13, 2004 to pursue other opportunities.

The Company also announced that William S. Rymer, 36, is being promoted to Executive Vice President and Chief Financial Officer.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “I want to thank Jim for all his accomplishments while at Constar and wish him continued success in the future. At the same time, I am extremely pleased to have someone of Bill’s caliber to promote to CFO. He is a proven leader and manager with outstanding knowledge and experience in public and private finance, accounting and auditing. I am confident that he will be instrumental in strengthening the Company in the years to come.”

“Making the decision to leave Constar was very difficult,” remarked Mr. Cook. “I have enjoyed working with the Company’s management team and all of the employees at Constar. I feel comfortable knowing that the CFO position is being filled by someone with Bill’s capabilities and knowledge of the Company.”

Mr. Rymer joined Constar in September 2003 as Vice President and Corporate Controller. During his thirteen years in corporate finance and public accounting, he has held positions of increasing responsibility. His career progression includes assignments as Audit Manager at Arthur Andersen LLP, Manager of External Accounting and Reporting at publicly-held Collins & Aikman Corporation, Senior Vice President of Finance for Glenoit Corporation and Chief Financial Officer, Vice President and Corporate Secretary for American Pacific Enterprises, LLC.

Mr. Rymer is a Certified Public Accountant and holds a B.S. in Accounting from Wake Forest University.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to timely market products incorporating MonOxbarTM technology and the realization of the expected benefits of the MonOxbarTM technology; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s relationship with its key customers; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to realize the expected benefits of the previously announced restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

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